Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal Year 2023 Results

EPS increases to $0.27 per share on revenue of $299 million

NEWARK, NJ — June 5, 2023: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, today reported results for the third quarter of its fiscal year 2023, the three months ended April 30, 2023.

HIGHLIGHTS

(Throughout this release, unless otherwise noted, results for the third quarter of fiscal year 2023 (3Q23) are compared to the third quarter of fiscal year 2022 (3Q22). All earnings per share (EPS) and other ‘per share’ results are per diluted share.)

●	National Retail Solutions (NRS) added approximately 1,600 net active point-of-sale (POS) terminals and 1,600 net NRS Pay Accounts during 3Q23 to end the quarter with 23,900 active terminals and 14,100 NRS Pay accounts. Recurring revenue* increased 65% to $16.5 million.

●	net2phone subscription revenue* increased 20% to $17.1 million. net2phone added approximately 13,000 net seats during the quarter to end 3Q23 with approximately 340,000 seats served.

●	BOSS Money remittance revenue increased 29% to $19.4 million. Volume increased by 38% to 3.28 million transactions.

●	Consolidated revenue decreased 9% to $299 million while consolidated direct cost of revenue decreased 15% to $210 million.

●	Consolidated income from operations decreased to $10.4 million from $13.3 million, including the impact of a $3.9 million charge in the Traditional Communications segment resulting from a legal settlement.

●	Net income attributable to IDT increased to $6.9 million from $4.8 million.

●	Consolidated Adjusted EBITDA** increased 14% to $20.5 million.

●	EPS increased 50% to $0.27 from $0.18. Non-GAAP EPS** more than doubled to $0.46 from $0.22.

●	During 3Q23, IDT repurchased 76,694 shares of its Class B common stock in the open market for approximately $2.5 million. During the first nine months of FY 2023, IDT repurchased 280,130 shares in the open market for approximately $7.5 million.

*See ‘Explanation of Key Performance Metrics’ at the end of this release.

**Adjusted EBITDA and Non-GAAP EPS are Non-GAAP financial measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures later in this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measures.

1

REMARKS BY SHMUEL JONAS, CEO

“For the third quarter of our 2023 fiscal year, IDT generated year-over-year increases in gross profit, Adjusted EBITDA, and EPS highlighted by the continued expansion of our three high growth, high-margin businesses and by the relatively resilient cash-flows from our Traditional Communications segment, even as revenue from this segment continued to decline.

“NRS added new POS terminals and payment processing accounts at a record pace this quarter, and achieved solid year-over-year increases in all three of its recurring revenue verticals as well as in recurring revenue per terminal. Advertising revenue decreased sequentially due to seasonal reductions in demand and the advertising industry’s pull-back – particularly in the digital out-of-home segment. Behind the scenes, we are enhancing our advertising platform and diversifying our network partnerships to pursue new opportunities both within and outside of the digital out-of-home market. This foundational work should pay off when advertising demand rebounds. Given our success in accelerating the pace of new payment processing account sign-ups, increasing merchant services’ ARPU, and bringing new premium features to our platform, we expect that NRS will continue to perform extremely well.

“net2phone increased its subscription revenue by 20% year-over-year while approaching cash-flow break-even. In the coming weeks, we expect to launch exciting new offerings and features that will help to build on our momentum, including net2phone AI, which includes powerful analytic tools powered by artificial intelligence technology.

“At BOSS Money, remittance volume increased by 38% year over year driving a 29% revenue increase. I am especially pleased by the robust growth of BOSS Money’s retail channel over the past few quarters. Throughout the rest of the BOSS ecosystem - the synergies between retail and direct-to-consumer drive better economics than we could achieve with a single-channel approach. We believe that the same will be true for the money remittance business. For that reason, we continue to focus on retail channel expansion as we invest to achieve scale and long-term profitability.

“With our diverse mix of businesses, backed by a solid balance sheet and with no debt, IDT is positioned to continue delivering solid results across a wide variety of economic conditions while returning value to our stockholders.”

RESULTS BY SEGMENT

	NRS			net2phone			Fintech			Traditional Communications
(In millions)	3Q23	2Q23	3Q22	3Q23	2Q23	3Q22	3Q23	2Q23	3Q22	3Q23	2Q23	3Q22
Revenue	$18.1	$19.8	$11.4	$18.4	$17.8	$15.6	$21.8	$20.3	$17.2	$241.0	$256.0	$284.2
Direct cost of revenue	$2.6	$2.2	$1.7	$3.0	$3.0	$2.6	$9.2	$8.0	$6.6	$195.4	$209.1	$236.6
SG&A expense	$12.8	$11.6	$8.4	$14.4	$14.0	$13.8	$13.2	$12.8	$11.2	$26.0	$27.3	$27.6
Income (loss) from operations	$2.1	$5.4	$1.1	$(0.4)	$(0.6)	$(2.3)	$(1.3)	$(0.8)	$(1.1)	$12.9	$17.0	$17.6
Adjusted EBITDA	$2.7	$6.0	$1.3	$1.0	$0.8	$(0.9)	$(0.6)	$(0.5)	$(0.5)	$19.7	$19.6	$20.0

2

National Retail Solutions (NRS)

In 3Q23 and 3Q22, the NRS segment contributed 6.0% and 3.5% of IDT’s consolidated revenue, respectively.

National Retail Solutions (NRS) (Terminals and accounts at end of period. $ in millions, except for revenue per terminal)
	3Q23	2Q23	3Q22	3Q23-3Q22 change %
Terminals and payment processing accounts
Active POS terminals	23,900	22,400	17,900	+34%
Payment processing accounts	14,100	12,500	9,200	+53%

Recurring revenue
Merchant Services and other	$8.7	$7.4	$4.8	+82%
Advertising and Data	$5.8	$9.0	$3.7	+54%
SaaS Fees	$2.1	$1.9	$1.5	+41%
Total recurring revenue	$16.5	$18.3	$10.0	+65%
POS Terminal Sales	$1.6	$1.5	$1.4	+12%
Total revenue	$18.1	$19.8	$11.4	+59%

Monthly average recurring revenue per terminal*	$237	$283	$193	+23%

Income from operations	$2.1	$5.4	$1.1	+93%
Adjusted EBITDA	$2.7	$6.0	$1.3	+110%

Take-Aways:

●	Sequentially, NRS added 1,570 net active terminals in 3Q23 – slightly ahead of the prior quarter’s record pace.

●	Sequentially, NRS added 1,609 net payment processing accounts in 3Q23, also a record increase.

●	Merchant Services, Advertising and Data, and SaaS Fees all achieved robust year-over-year revenue increases. Industry-wide seasonality and advertising demand weakness resulted in a sequential decrease in Advertising and Data revenue and in monthly average recurring revenue per terminal.

net2phone

In 3Q23 and 3Q22, the net2phone segment accounted for 6.2% and 4.7% of IDT’s consolidated revenue, respectively.

net2phone (Seats in thousands at end of period. $ in millions)
	3Q23	2Q23	3Q22	3Q23-3Q22 Change %, $
Seats	340	327	279	+22%

Revenue
Subscription revenue	$17.1	$16.3	$14.3	+20%
Other revenue	$1.3	$1.5	$1.3	(2)%
Total Revenue	$18.4	$17.8	$15.6	+18%

Loss from operations	$(0.4)	$(0.6)	$(2.3)	+$1.9
Adjusted EBITDA	$1.0	$0.8	$(0.9)	+$1.9

3

Take-Aways:

●	The growth in net2phone’s seats-served reflected balanced geographic expansion across key markets led by the U.S., Brazil, and Mexico.

●	net2phone continued to make progress toward operating profitability. Its loss from operations narrowed to $0.4 million as the business, across all regions, continues to scale. net2phone’s SG&A, expressed as a percentage of revenue, declined from 89% to 78%.

●	In April, net2phone announced a strategic partnership with Bridgepointe, a leading tech advisory firm. Bridgepointe is now offering net2phone’s cloud communications solutions to its mid-market and enterprise clients.

Fintech

In 3Q23 and 3Q22, the Fintech segment contributed 7.3% and 5.2% of IDT’s consolidated revenue, respectively.

Fintech (Transactions in thousands. $ in millions except for revenue per transaction)
	3Q23	2Q23	3Q22	3Q23-3Q22 Change %, $
BOSS Money Transactions	3,281	3,061	2,371	+38%

Fintech Revenue
BOSS Money	$19.4	$17.6	$15.1	+29%
Other	$2.4	$2.7	$2.1	+10%
Total Revenue	$21.8	$20.3	$17.2	+27%

Average revenue per transaction*	$5.93	$5.77	$6.36	(7)%

Loss from operations	$(1.3)	$(0.8)	$(1.1)	$(0.2)
Adjusted EBITDA	$(0.6)	$(0.5)	$(0.5)	$(0.1)

Take-Aways:

●	BOSS Money transaction volumes increased 38% compared to the year ago quarter with similar contributions from both retail and digital channels.

●	The year-over-year decrease in BOSS Money’s average revenue per transaction was due to unusually favorable, but temporary, foreign exchange spread opportunities in certain corridors in the year-ago quarter.

4

Traditional Communications

In 3Q23 and 3Q22, the Traditional Communications segment accounted for 80.5% and 86.6% of IDT’s consolidated revenue, respectively.

Traditional Communications ($ in millions)
	3Q23	2Q23	3Q22	3Q23-3Q22 Change %
Revenue
IDT Digital Payments	$101.0	$106.1	$115.9	(13)%
BOSS Revolution Calling	$77.6	$82.8	$91.8	(15)%
IDT Global	$54.5	$58.6	$67.1	(19)%
Other	$7.9	$8.5	$9.4	(17%)
Total Revenue	$241.0	$256.0	$284.2	(15)%

Income from operations	$12.9	$17.0	$17.6	(27)%
Adjusted EBITDA	$19.7	$19.6	$20.0	(2)%

Take-Aways:

●	As in the prior quarter, the year-over-year decrease in IDT Digital Payments revenue was due to the deterioration of a key international mobile top-up corridor that was particularly impactful to sales in the lower margin wholesale and retail channels.

●	The decreases in BOSS Revolution Calling and IDT Global’s carrier services revenues reflected the long-standing industry-wide decline in the paid minute calling markets and were in-line with expectations.

●	During 3Q23, IDT Digital Payments launched Zendit, a cloud-based, prepaid-as-a-service platform enabling businesses to easily and quickly add a curated menu of airtime top-ups and other cross-border prepaid offerings to their apps and websites. Subsequently, the Zendit team has formed new strategic alliances globally, expanded its catalog to over 15,000 digital offerings, and onboarded its initial customers.

●	Income from operations decreased mostly due to the impact of a $3.9 million charge resulting from the settlement of an indemnification claim resulting from a legal settlement.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense in 3Q23 increased to $2.3 million from $1.8 million in 3Q22 reflecting higher employee compensation and stock-based compensation expense.

As of April 30, 2023, IDT held $138.5 million in cash, cash equivalents, debt securities, and current equity investments. Current assets totaled $390.0 million and current liabilities totaled $301.7 million. IDT had no outstanding debt at quarter end.

Net cash used in operating activities during 3Q23 was $6.9 million compared to net cash provided by operating activities of $1.6 million during 3Q22. Exclusive of changes in customer deposit balances at IDT’s Gibraltar-based bank, net cash used in operating activities during 3Q23 was $4.3 million compared to net cash provided by operating activities of $9.6 million during 3Q22. The decline in operating cash generation is due almost entirely to the timing of certain working capital movements.

Capital expenditures increased to $5.5 million in 3Q23 from $4.8 million in 3Q22.

5

IDT EARNINGS ANNOUNCEMENT AND SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and request the IDT Corporation call (participant access code: 568841).

A replay of the conference call will be available approximately three hours after the call concludes through June 19, 2023. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay number: 48437. The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications, and traditional communications services. We make it easy for families to contact and support each other across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Money international remittance, IDT Digital Payments and BOSS Revolution international calling services make sending money, paying for products and services, and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s communications-as-a-service solutions provide businesses with intelligently integrated cloud communications and collaboration tools across channels and devices. Our IDT Global and IDT Express wholesale offerings enable communications service enterprises to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

6

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	April 30, 2023	July 31, 2022
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$90,722	$98,352
Restricted cash and cash equivalents	94,321	91,210
Debt securities	41,987	22,303
Equity investments	5,776	17,091
Trade accounts receivable, net of allowance for doubtful accounts of $6,133 at April 30, 2023 and $5,882 at July 31, 2022	65,942	64,315
Disbursement prefunding	40,428	21,057
Prepaid expenses	15,575	17,526
Other current assets	35,211	30,773

Total current assets	389,962	362,627
Property, plant, and equipment, net	39,083	36,866
Goodwill	26,596	26,380
Other intangibles, net	8,483	9,609
Equity investments	10,263	7,426
Operating lease right-of-use assets	6,141	7,210
Deferred income tax assets, net	27,501	36,701
Other assets	10,197	10,275

Total assets	$518,226	$497,094

Liabilities, redeemable noncontrolling interest, and equity
Current liabilities:
Trade accounts payable	$29,715	$29,080
Accrued expenses	109,177	117,109
Deferred revenue	33,910	36,531
Customer deposits	86,111	85,764
Other current liabilities	42,762	36,588

Total current liabilities	301,675	305,072
Operating lease liabilities	3,572	4,606
Other liabilities	3,527	6,588

Total liabilities	308,774	316,266
Commitments and contingencies
Redeemable noncontrolling interest	10,449	10,191
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2023 and July 31, 2022	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 27,798 and 27,725 shares issued and 23,892 and 24,112 shares outstanding at April 30, 2023 and July 31, 2022, respectively	278	277
Additional paid-in capital	300,328	296,005
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,906 and 3,613 shares of Class B common stock at April 30, 2023 and July 31, 2022, respectively	(109,410)	(101,565)
Accumulated other comprehensive loss	(14,475)	(11,305)
Retained earnings (accumulated deficit)	16,685	(15,830)

Total IDT Corporation stockholders’ equity	193,439	167,615
Noncontrolling interests	5,564	3,022

Total equity	199,003	170,637

Total liabilities, redeemable noncontrolling interest, and equity	$518,226	$497,094

7

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
	(in thousands, except per share data)

Revenues	$299,295	$328,353	$935,047	$1,035,494
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	210,250	247,565	664,281	796,516
Selling, general and administrative (i)	68,574	62,772	202,591	183,948
Depreciation and amortization	5,185	4,509	14,986	13,333
Severance	145	—	458	67

Total costs and expenses	284,154	314,846	882,316	993,864
Other operating expense, net	(4,764)	(179)	(3,948)	(709)

Income from operations	10,377	13,328	48,783	40,921
Interest income, net	709	85	2,029	217
Other expense, net	(382)	(5,068)	(2,610)	(24,234)

Income before income taxes	10,704	8,345	48,202	16,904
Provision for income taxes	(2,960)	(3,239)	(12,594)	(5,887)

Net income	7,744	5,106	35,608	11,017
Net income attributable to noncontrolling interests	(854)	(335)	(3,093)	(1,231)

Net income attributable to IDT Corporation	$6,890	$4,771	$32,515	$9,786

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.27	$0.18	$1.27	$0.38

Diluted	$0.27	$0.18	$1.27	$0.37

Weighted-average number of shares used in calculation of earnings per share:
Basic	25,518	25,901	25,544	25,706

Diluted	25,612	26,205	25,589	26,455

(i) Stock-based compensation included in selling, general and administrative expenses	$1,679	$1,245	$3,537	$1,840

8

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2023	2022
	(in thousands)
Operating activities
Net income	$35,608	$11,017
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,986	13,333
Deferred income taxes	9,200	4,624
Provision for doubtful accounts receivable	1,180	1,578
Net unrealized loss from marketable securities	3,151	19,705
Stock-based compensation	3,537	1,840
Other	2,114	3,486
Change in assets and liabilities:
Trade accounts receivable	(2,084)	(8,461)
Disbursement prefunding, prepaid expenses, other current assets, and other assets	(27,043)	(20,504)
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	(6,220)	(2,566)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(2,570)	(9,843)
Deferred revenue	(3,160)	(948)

Net cash provided by operating activities	28,699	13,261
Investing activities
Capital expenditures	(16,033)	(13,794)
Purchase of convertible preferred stock in equity method investment	(168)	(1,051)
Payments for acquisitions, net of cash acquired	—	(7,546)
Purchases of debt securities and equity investments	(44,166)	(11,277)
Proceeds from maturities and sales of debt securities and redemptions of equity investments	34,309	7,752

Net cash used in investing activities	(26,058)	(25,916)
Financing activities
Distributions to noncontrolling interests	(293)	(359)
Proceeds from other liabilities	300	2,301
Repayment of other liabilities.	(2,031)	(1,319)
Proceeds from borrowings under revolving credit facility	2,383	2,566
Repayment of borrowings under revolving credit facility.	(2,383)	(2,566)
Proceeds from sale of redeemable equity in subsidiary	—	10,000
Proceeds from exercise of stock options	172	137
Repurchases of Class B common stock	(7,845)	(12,832)

Net cash used in financing activities	(9,697)	(2,072)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	2,537	(14,093)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(4,519)	(28,820)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	189,562	226,916

Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$185,043	$198,096

Supplemental schedule of non-cash investing and financing activities
Conversion of equity method investment’s secured promissory notes into convertible preferred stock	$4,038	$—

Stock issued to certain executive officers for bonus payments	$615	$—

Liabilities incurred for acquisitions	$—	$7,849

Shares of the Company’s Class B common stock issued for acquisition	$—	$1,000

Cashless exercise of stock options in exchange for shares of the Company’s Class B common stock	$—	$14,930

9

Reconciliation of Non-GAAP Financial Measures for the

Third Quarter Fiscal 2023 and 2022

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for 3Q23, 2Q23, and 3Q22, Adjusted EBITDA and non-GAAP earnings per diluted share (EPS), both of which are non-GAAP measures.

Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares. IDT’s measure of non-GAAP net income starts with net income attributable to IDT in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts other operating gains. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2023 and fiscal 2022 periods.

Management believes that IDT’s Adjusted EBITDA and non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gain (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA and non-GAAP EPS. Other operating gain (expense), net primarily includes gains from the write-off of a contingent consideration liabilities, legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ class action, and expense for the indemnification of a net2phone cable telephony customer related to a legal settlement. From time-to-time, IDT may have gains or incur costs related to non-routine legal and other matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, and (b) for non-GAAP EPS, diluted earnings per share.

10

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended April 30, 2023 (3Q23)
Net income attributable to IDT Corporation	$6.9
Adjustments:
Net income attributable to noncontrolling interests	0.9
Net income	7.7
Provision for income taxes	3.0
Income before income taxes	10.7
Interest income, net	(0.7)
Other expense, net	0.4
Income (loss) from operations	10.4	$12.9	$(0.4)	$2.1	$(1.3)	$(2.9)
Depreciation and amortization	5.2	2.5	1.4	0.6	0.7	-
Severance	0.1	0.1	-	-	-	-
Other operating expense, net	4.8	4.1	-	-	-	0.6
Adjusted EBITDA	$20.5	$19.7	$1.0	$2.7	$(0.6)	$(2.3)

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended January 31, 2023 (2Q23)
Net income attributable to IDT Corporation	$14.6
Adjustments:
Net income attributable to noncontrolling interests	0.7
Net income	15.3
Provision for income taxes	5.3
Income before income taxes	20.6
Interest income, net	(0.8)
Other income, net	(1.6)
Income (loss) from operations	18.2	$17.0	$(0.6)	$5.4	$(0.8)	$(2.8)
Depreciation and amortization	5.0	2.4	1.4	0.6	0.7	-
Severance	0.2	0.2	-	-	-	-
Other operating (gain) expense, net	-	-	-	-	(0.3)	0.3
Adjusted EBITDA	$23.4	$19.6	$0.8	$6.0	$(0.5)	$(2.5)

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IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended April 30, 2022 (3Q22)
Net income attributable to IDT Corporation	$4.8
Adjustments:
Net income attributable to noncontrolling interests	0.3
Net income	5.1
Provision for income taxes	3.2
Income before income taxes	8.3
Interest income, net	(0.1)
Other expense, net	5.1
Income (loss) from operations	13.3	$17.6	$(2.3)	$1.1	$(1.1)	$(2.0)
Depreciation and amortization	4.5	2.4	1.3	0.2	0.6	-
Other operating expense, net	0.2	-	-	-	-	0.2
Adjusted EBITDA	$18.0	$20.0	$(0.9)	$1.3	$(0.5)	$(1.8)

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IDT Corporation

Reconciliation of Earnings per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	3Q23	2Q23	3Q22

Net income attributable to IDT Corporation	$6.9	$14.6	$4.8
Adjustments (add) subtract:
Stock-based compensation	(1.7)	(1.3)	(1.2)
Severance expense	(0.1)	(0.2)	-
Other operating expense, net	(4.8)	-	(0.2)
Total adjustments	(6.6)	(1.5)	(1.4)
Income tax effect of total adjustments	(1.8)	(0.4)	(0.6)
	4.8	1.1	0.8
Non-GAAP net income	$11.7	$15.7	$5.6

Earnings per share:
Basic	$0.27	$0.57	$0.18
Total adjustments	0.19	0.05	0.04
Non-GAAP - basic	$0.46	$0.62	$0.22

Weighted-average number of shares used in calculation of basic earnings per share	25.5	25.5	25.9

Diluted	$0.27	$0.57	$0.18
Total adjustments	0.19	0.05	0.04
Non-GAAP - diluted	$0.46	$0.62	$0.22

Weighted-average number of shares used in calculation of diluted earnings per share	25.6	25.5	26.2

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*Explanation of Key Performance Metrics

NRS’ recurring revenue is NRS’ revenue in accordance with GAAP excluding revenue from POS terminal sales.

NRS’ Monthly Average Recurring Revenue per Terminal is a financial metric. Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue by the average number of active POS terminals during the period. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Monthly Average Recurring Revenue per Terminal is useful for comparisons of NRS’ revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

BOSS Money’s Average Revenue per Transaction is also a financial metric. Average Revenue per Transaction is calculated by dividing BOSS Money’s revenue in accordance with GAAP by the number of transactions during the period. Average Revenue per Transaction is useful for comparisons of BOSS Money’s revenue per transaction to prior periods and to competitors and others in the market, as well as for forecasting future revenue based on transaction trends.

net2phone’s subscription revenue is its revenue in accordance with GAAP excluding its equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil. net2phone’s cloud communications offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues are strong indications of the top-line growth and performance of the business.

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